Exhibit 10.1.1
THE SHERWIN-WILLIAMS COMPANY

2025 EQUITY AND INCENTIVE COMPENSATION PLAN

Non-Employee Director Restricted Stock Units Award Agreement
Grantee:             Date of Grant: _______________
Aggregate Number of RSUs: _______

1.Grant of Restricted Stock Units. The Board of Directors (the “Board”) of The Sherwin-Williams Company (the “Company”) grants to you (“Grantee”) the aggregate number of Restricted Stock Units (the “RSUs”) set forth above in accordance with the terms hereof (this “Agreement”) and the terms of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan (the “Plan”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
2.Vesting of RSUs. (A) The RSUs shall become nonforfeitable (“Vest”) to the extent of one-third of the RSUs after Grantee has continuously served as a member of the Board for one full year from the Date of Grant and additional one-third of the RSUs after each of the next two successive full years thereafter during which Grantee shall have continuously served as a member of the Board (such three-year period, the “Restriction Period”). Each one-year anniversary of the Date of Grant shall be the “Date of Vesting” for the portion of RSUs that becomes Vested on such date in accordance with the foregoing.
(B) Notwithstanding Section 2(A) above, in the event of a Change of Control (as defined in the Plan) of the Company during the Restriction Period, the full number of RSUs granted under this Agreement shall immediately Vest.

3.Settlement of RSUs. Upon satisfaction of the Vesting requirements set forth in Section 2 or Section 4(A) hereof, and as soon as administratively practicable following (but no later than thirty (30) days following) the respective Date of Vesting or, if earlier, the otherwise applicable Vesting date, the Company shall issue Grantee one share of Common Stock free and clear of any restrictions for each Vested RSU. Notwithstanding any provision to the contrary in this Agreement, if a Change of Control occurs and the date of such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code and where Section 409A of the Code applies to the settlement of the Vested RSUs, Grantee is entitled to receive the corresponding payment in settlement of the Vested RSUs on the date that would have otherwise applied as though such Change of Control had not occurred.
4.Termination of Rights to RSUs. Notwithstanding anything herein to the contrary:
(A)    On the date Grantee ceases to be a member of the Board at any time during the Restriction Period, any portion of the RSUs that are not Vested as of such date shall be forfeited and Grantee shall forfeit and lose all rights to any portion of the RSUs that are not Vested as of such date, except as otherwise provided below:

(i)In the event of the death of Grantee during the Restriction Period, the full number of RSUs granted under this Agreement shall immediately Vest.
(ii)In the event Grantee becomes Disabled (as defined below) due to sickness or bodily injury during the Restriction Period, the full number of RSUs granted under this Agreement shall immediately Vest. The term “Disabled” as used herein means permanent and total disability within the meaning of Treasury Regulations Section 1.409A-3(i)(4)(i)(A), as the same has been or may be amended from time to time.
(iii)In the event Grantee ceases to be a member of the Board by reason of Retirement (as defined below), all rights of Grantee hereunder shall continue to Vest as if Grantee had continued as a member of the Board, and the settlement of the Vested RSUs will occur at the same time they would have otherwise settled pursuant to Section 2, Section 3 and this Section 4 had the Grantee continued as a member of the Board through the applicable Date of Vesting or other Vesting date. The term “Retirement” as used herein means termination of Grantee’s status as a member of the Board at or after attaining the age of sixty-five (65) or completing either five (5) years of service or five (5) one-year terms as a member of the Board, by reason of resignation from the Board or by reason of not standing for reelection as a member of the Board.
(B)    In the event that Grantee knowingly or willfully engages in misconduct during the Restriction Period, which is materially harmful to the interests of the Company or a Subsidiary as determined by the Board, all rights of Grantee to the RSUs that are not Vested shall terminate.
5.Dividend Equivalents; Other Rights. From and after the Date of Grant and until the earlier of (A) the time when any portion of the RSUs Vest and are settled in accordance with Section 3 hereof or (B) the time when Grantee’s rights to the RSUs are forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, Grantee shall be entitled to a deferred cash payment equal to the value of the product of (x) the dollar amount of the cash dividend paid per share of Common Stock on such date and (y) the total number of RSUs covered hereby that have not been settled in shares by such date. Such dividend equivalents (if any) shall be paid in cash, and shall be subject to such other applicable terms and conditions (including payment or forfeitability) as the RSUs based on which the dividend equivalents were credited. The obligations of the Company hereunder will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock or cash, as the case may be, in the future, and the rights of Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder.
6.No Shareholder/Voting Rights. Grantee will not be a shareholder of record and shall have no voting rights with respect to shares of Common Stock underlying an RSU prior to the Company’s issuance of such shares following the Date of Vesting or the otherwise applicable Vesting date.
7.Transferability. Subject to Section 15 of the Plan, during the Restriction Period, the RSUs will not be transferable by Grantee except by will or the laws of descent and distribution.
8.Withholding; Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the RSUs or the underlying shares of Common Stock, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. In any case, Grantee will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by Grantee under this Agreement, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold Grantee harmless from any or all of such taxes.
9.No Right to Future Awards or Service. The grant is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant and any related settlement or payments made to Grantee will not confer upon Grantee any right with respect to continuance of service as a member of the Board, nor will it interfere in any way with any right the Company would otherwise have to terminate Grantee’s service at any time.
10.Nature of Grant. Grantee acknowledges that (A) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and (B) in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the shares received upon settlement including (without limitation) any claim or entitlement resulting from termination of Grantee’s service as a member of the Board, and Grantee hereby releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSUs and this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
11.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
12.Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment, including as provided in Section 11 of the Plan.
13.Governing Law. This grant shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
14.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.
15.Compliance with Section 409A of the Code. The award covered by this Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Code. Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, if the award is subject to the provisions of Section 409A of the Code (and not excepted therefrom), the provisions of this Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A of the Code, Grantee agrees that the Company may, without the consent of Grantee, modify the Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A of the Code or to provide such payments or benefits in a manner that complies with the provisions of Section 409A of the Code such that they will not be such to the imposition of taxes and/or interest thereunder. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with Section 409A of the Code, and Grantee recognizes and acknowledges that Section 409A of the Code could potentially impose upon Grantee certain taxes and/or interest charges for which Participant is and shall remain solely responsible.
16.Construction. This Agreement is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
17.Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to this Agreement shall be subject to compliance by Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which Company’s stock may be listed for trading at the time of such issuance.
18.Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall no confer any rights or remedies upon any person other than the Company and Grantee and their respective heirs, representatives, successors and permitted assigns.
19.Notice. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate office. Except to the extent electronic notice is authorized hereunder, any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at Grantee’s most recent address set forth in the Company’s records. All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage, prepaid and properly addressed to the party to be notified.
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